Exhibit 10.90

Amendment To

The CONSOL Energy Inc. Directors Deferred Fee Plan

Pursuant to the authority granted to the undersigned by the Board of Directors of CONSOL Energy Inc., the CONSOL Energy Inc. Directors Deferred Fee Plan (the “Plan”) is hereby amended, effective February 21, 2006, as follows:

Sections 3.1 and 3.3 of the Plan are hereby amended and restated to read as follows:

3.1 Accounts. The Company shall establish an Account on behalf of each Participant which shall be credited with deferred fees as provided in Section 3.2 and Earnings as provided in Section 3.3, and debited to reflect payments made to such Participant pursuant to Article IV. A Participant shall have no right to receive any amounts credited to his Account except as expressly provided in Article IV of the Plan.

“3.3 Earnings. The Participant’s Account shall be adjusted by an amount equal to the amount that would have been earned (or lost) if the amounts deferred under the Plan had been invested in hypothetical investments designated by the Participant, based on a list of hypothetical investments provided by the Administrator from time to time (such hypothetical earnings or losses shall be referred to as “Earnings”). The Participant shall designate the investments used to measure Earnings from the list of authorized investments provided by the Administrator by completing the appropriate form or in such other manner as the Administrator may designate. The Participant may change such designations at such times as are permitted by the Administrator, provided that the Participant shall be entitled to change such designations at least annually. Earnings shall be credited to the Participant’s Account quarterly and shall be credited to a Participant’s Account until all payments with respect to such Account have been made under the Plan. Neither the Company nor the Administrator shall act as a guarantor, or be liable or otherwise responsible for the investment performance of the designated investments (including any losses sustained by a Participant) with respect to a Participant’s Account.

If a Participant fails to designate the investment of his or her Account, the Account shall be credited, on a quarterly basis, with interest based on the Interest Rate in effect on the last day of the applicable quarter. In the event any such Participant terminates service during a Plan Year, such Participant’s interest credit for the quarter in which the termination occurs will be based on the Interest Rate in effect on the day of the Participant’s termination and shall be pro-rated based on the Participant’s service during such quarter. No interest will accrue for periods after a Participant’s termination of service during the quarter.”

Section 7.6 of the Plan is hereby amended and restated to read as follows:

“7.6 Funding.

(a) The obligation of the Company to pay benefits under this Plan shall be interpreted solely as an unsecured, unfunded, contractual obligation to pay only those amounts described in Article III in the manner, at the times and under the conditions prescribed under the terms of the Plan, and the Company shall have no obligation to fund, secure or obtain any third-party guarantee of those benefits. If any assets are set aside to provide for benefits payable under the Plan, such assets shall be subject to the claims of the Company’s general creditors, and no person other than the Company shall, by virtue of the provisions of the Plan or any other agreement, have any interest in such assets.

(b) The Company may, in its discretion, make contributions to a trust to be invested and utilized to pay benefits under the Plan. If a trust (the “Trust”) is created by the Company, the following provisions of this Section 7.6 shall apply.

(c) An amount equal to each Participant’s deferred fees and any Earnings thereon, determined under Article III, may, in the discretion of the Company and subject to the terms of the Trust, be transferred to the Trust to be held pursuant to the terms thereof. The assets of the Trust shall be subject to the claims of the Company’s creditors and shall be maintained pursuant to a separate trust document (“Trust Agreement”) conforming to the terms of the model trust described in Revenue Procedure 92-64.

(d) Any payment required to be made under this Plan to a Participant or a Beneficiary shall be paid by the trustee of the Trust (the “Trustee”) to the extent of the assets held in the Trust by the Trustee, and by the Company to the extent the assets in the Trust are insufficient to pay such amount.

(e) The Company may direct the Trustee to invest the Trust assets in any investment that it deems appropriate, including common stock of the Company, subject to the terms of the Trust Agreement.”

CONSOL Energy Inc.

Dated: February 21, 2006	By:	/s/ P. Jerome Richey

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